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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Platinum Software Contacts:
         Knox Richardson                     Jennifer J. Bourgoin
         Phase Two Strategies                Platinum Software Corporation
         415/772-8450                        888/450-4520
         knox_richardson@p2pr.com            jbourgoin@platsoft.com

FocusSoft Contacts:
         Matthew Scherzinger                 Celia Fleishaker
         Ruder-Finn, Inc.                    FocusSoft, Inc.
         312/644-8600                        502/327-2800


                         Platinum Software Corporation
                           To Acquire FocusSoft, Inc.

   Momentum Continues as Platinum Software Delivers on its Midmarket ERP Strategy with the Acquisition of Manufacturing/Distribution Software


IRVINE, Calif., (Nov. 4, 1997) - Platinum(R) Software Corporation (NASDAQ:
PSQL), a leading provider of midmarket, high-performance client/server financial accounting and business applications, announced today at Perspectives '97, Platinum's annual user conference, that it has entered into a definitive agreement to acquire privately held FocusSoft, Inc., of Louisville, Kentucky. FocusSoft is a leading provider of midmarket manufacturing and distribution software solutions. This acquisition demonstrates Platinum Software's continued progress toward delivering on its corporate strategy to offer integrated business applications to midmarket customers.

         The acquisition is structured as a merger and is being accounted for as a pooling of interests, based on an exchange of stock. It is anticipated that the














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                             Platinum Software To Acquire FocusSoft, Inc. - p. 2



transaction will close within seven days when Platinum Software will issue up to 2.7 million shares of common stock for all the outstanding shares and stock options of FocusSoft.

         "The acquisition of FocusSoft represents a strategic expansion of Platinum Software's product and customer base. FocusSoft has worked closely with Platinum as an integrated third-party software application for three years. This long-term relationship has delivered 15 joint customers using Millenia, FocusSoft's flagship product, integrated with Platinum(R) SQL. Our joint customers demonstrate the valuable benefits of the integrated solution," said George Klaus, chairman, president and CEO of Platinum Software Corporation. "The Millenia manufacturing and distribution applications are key components to Platinum Software's transformation from an accounting software provider to a midmarket enterprise resource planning (ERP) provider."

         "After years of partnering with Platinum Software and sharing a successful third-party integration relationship, we are extremely excited about the opportunities now that we're part of Platinum Software. Together we will deliver powerful new integrated solutions to midmarket ERP customers," said John Lococo, CEO for FocusSoft. "Through this acquisition we combine the strength of Platinum Software's expansive sales channels and strong Platinum branding with the FocusSoft product which we have been driving toward market leadership."

CONSISTENT PLATFORM STRATEGY

         FocusSoft Millenia is an integrated client/server application suite designed for the manufacturing and distribution industry. The architecture utilizes Microsoft(R) SQL Server(TM) and Windows NT(R).

         "The consistency in platform strategy for the two companies - based on the Microsoft(R) BackOffice(TM) platform - is key to our success as an integrated midmarket ERP solution provider for the future," said Bill Pieser, senior vice president of marketing and business development for Platinum Software Corporation. "The entire FocusSoft customer base has implemented Millenia on








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                             Platinum Software To Acquire FocusSoft, Inc. - p. 3


this BackOffice platform, which is also the platform of choice for Platinum Software's product strategy."

         As with Platinum's recent acquisition of Clientele Software, now the Clientele Products Division of Platinum Software, the plan for this FocusSoft acquisition includes the timely integration of FocusSoft's sales, marketing, packaging and promotion with the other Platinum Software products.

ABOUT FOCUSSOFT, INC.

         FocusSoft, Inc. is a leading developer and marketer of midmarket manufacturing and distribution solutions. Its flagship product, Millenia, delivers business solutions for mid-sized manufacturers and distributors on the Microsoft BackOffice platform.

ABOUT PLATINUM SOFTWARE CORPORATION

         Platinum Software Corporation develops and markets leading client/server software products for corporations worldwide. The company's products enable organizations to scale their technology investments to meet the changing needs of their businesses. Founded in 1984, Platinum Software is based in Irvine, California. More information about Platinum Software Corporation and its products and services is available at the Platinum World Wide Web site (http://www.platsoft.com).

                                     # # #



Platinum and Clientele are registered trademarks of Platinum Software Corporation. FocusSoft is a trademark of FocusSoft, Inc. Microsoft, Windows, BackOffice and Windows NT are registered trademarks of Microsoft Corporation in the United States and/or other countries. All other company and product names mentioned in this document are trademarks of the respective companies with which they are associated and are acknowledged.